Exhibit 99.1

Supernus Announces Preliminary Fourth Quarter and Full Year 2021 Financial Results
•Preliminary full year 2021 total revenues were $579.8 million; an 11% increase compared to $520.4 million in 2020
•SPN-830 (apomorphine infusion device) NDA accepted for review by FDA; PDUFA date early October 2022
•Completed acquisition of Adamas Pharmaceuticals, Inc. in November 2021; integration well underway
•Qelbree® continued its growth trajectory, closing the year with 13,380 prescriptions in December 2021

ROCKVILLE, Md., February 28, 2022 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced preliminary financial results for the fourth quarter and full year of 2021, and associated Company developments.
Net Product Sales
For full year 2021, preliminary net product sales were $567.5 million, an 11% increase over $509.3 million for the full year 2020. The increase was primarily due to the acquisition of the CNS portfolio of US WorldMeds in June 2020, growth in net product sales of Oxtellar XR®, the launch of Qelbree in the second quarter of 2021, and net product sales of GOCOVRI® (amantadine) from the acquisition of Adamas Pharmaceuticals, Inc. (Adamas) in November 2021.
Preliminary fourth quarter 2021 net product sales were $155.0 million, a 10% increase over $140.7 million in the same period in 2020. The increase was primarily due to net product sales of GOCOVRI from the acquisition of Adamas in November 2021, the launch of Qelbree in the second quarter of 2021, and growth in net product sales of Oxtellar XR.

Net Product Sales	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions)	2021	2020	Change %	2021	2020	Change %
Trokendi XR®	$73.3	$78.5	(7)%	$304.8	$319.6	(5)%
Oxtellar XR®	28.6	22.7	26%	110.7	98.7	12%
APOKYN®	25.9	31.2	(17)%	99.2	74.3	34%
GOCOVRI	9.8	—	**	9.8	—	**
Qelbree	7.2	—	**	9.9	—	**
Other(1)	10.2	8.3	23%	33.1	16.7	98%
Net Product Sales	$155.0	$140.7	10%	$567.5	$509.3	11%
___________________________________________
(1) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.

The fourth quarter and full year 2021 revenue results included herein are preliminary and are therefore subject to change.
Qelbree Launch Update
•Total IQVIA prescriptions were 34,328 in the fourth quarter of 2021, an increase of 122% compared to total prescriptions of 15,453 in the third quarter of 2021. In January 2022, the most recent month available, total prescriptions reached 14,177.
•Total prescriptions are showing a quarter-to-date (first seven weeks) sequential growth rate of 42% in the first quarter 2022 versus the corresponding same seven-week period in the fourth quarter of 2021.
•Qelbree continues to expand its base of prescribers, with over 5,600 prescribers in the fourth quarter of 2021, up from 3,470 prescribers from the third quarter of 2021.
•Continued progress in securing and improving managed care coverage.
•Preparations for the potential launch in the adult market are well underway, assuming timely approval by the U.S. Food and Drug Administration (FDA) of the supplemental New Drug Application (sNDA) for the adult indication.
Acquisition of Adamas Pharmaceuticals, Inc.
•The Company completed the acquisition of Adamas in late November 2021, strengthening its Parkinson’s disease portfolio with two marketed products, including GOCOVRI extended release capsules, the first and only FDA-approved medicine indicated for the treatment of both "off" episodes and dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy. In addition, the acquisition diversifies and increases the Company’s revenue base and cash flow.
•Total prescriptions for GOCOVRI in January 2022 grew by 30% compared to January 2021.
Product Pipeline Update
Qelbree (viloxazine, extended-release capsules) - Novel non-stimulant for the treatment of ADHD in adults
•In September 2021, the FDA acknowledged it received the sNDA for Qelbree for the treatment of ADHD in adult patients. The sNDA has a user fee target action date (PDUFA date) in late April 2022.
SPN-830 (apomorphine infusion device) - Continuous treatment of motor fluctuations ("on-off" episodes) in Parkinson's disease (PD)
•The Company received notice from the FDA that its New Drug Application (NDA) resubmission for SPN-830 for the continuous treatment of motor fluctuations ("off" episodes) in Parkinson’s disease is considered a Standard Review, thereby assigning a timeline of 10 months for review by the FDA and establishing a PDUFA target action date in early October 2022.
•The Company will work closely with the FDA as it reviews the SPN-830 NDA. The Company is preparing for the commercial launch of SPN-830 in the first quarter of 2023, assuming timely approval by the FDA.
SPN-820 - Novel first-in-class activator of mTORC1
•The Company has initiated a Phase II multicenter, randomized double-blind placebo-controlled parallel design study of SPN-820 in adults with treatment resistant depression. The study will examine the efficacy and safety of SPN-820 over a course of five weeks of treatment in approximately 400 patients. The primary outcome measure is the change from baseline to end of treatment period on the Montgomery-Asberg Depression Rating Scale (MADRS) Total Score, a standard depression rating scale.

SPN-817 – A novel product candidate for the treatment of epilepsy
•A randomized Phase II clinical study of SPN-817 for the treatment of focal seizures is expected to start in the second half of 2022.
Financial Highlights
Fourth Quarter
For the three months ended December 31, 2021, preliminary combined research and development (R&D) and selling, general and administrative (SG&A) expenses are expected to range between $105.0 million and $110.0 million, as compared to $74.4 million for the same period in 2020. The expected increase is primarily due to activities to support the launch of Qelbree and transactions costs associated with the Adamas acquisition.
For the three months ended December 31, 2021, preliminary amortization of intangible assets expense are expected to range between $11.0 million and $12.0 million, as compared to $5.9 million for the same period in 2020. The expected increase is primarily due to amortization for the acquired intangible assets associated with the Adamas acquisition.
For the three months ended December 31, 2021, preliminary operating earnings are expected to range between $20.0 million and $25.0 million, as compared to $43.0 million for the same period in 2020. The expected decrease is primarily attributable to higher expenses to support the launch of Qelbree and transaction and other costs associated with the Adamas acquisition.
Full Year
For the full year ended December 31, 2021, preliminary combined R&D and SG&A expenses are expected to range between $377.0 million and $382.0 million, as compared to $276.6 million for full year 2020. The expected increase is primarily due to activities to support the launch of Qelbree and timing of both the Adamas and US WorldMeds acquisitions.
For the full year ended December 31, 2021, preliminary amortization of intangible assets expense is expected to range between $29.0 million and $30.0 million, compared to $15.7 million, for the same period in 2020. The expected increase is primarily due to amortization for the acquired intangible assets associated with the Adamas acquisition and the timing of the US WorldMeds acquisition.
For the full year ended December 31, 2021, preliminary operating earnings are expected to range between $100.0 million and $105.0 million, as compared to $173.7 million for full year 2020. The expected decrease is primarily due to increased costs and expenses to support the launch of Qelbree and the timing of the US WorldMeds acquisition.
Cash, cash equivalents and marketable securities
At December 31, 2021, the Company’s cash, cash equivalents, current and long-term marketable securities are approximately $458.8 million, compared to $772.9 million as of December 31, 2020. This decrease is primarily due to funding of the acquisition of Adamas, partially offset by cash flow from operations.
The financial information for the fourth quarter and full year 2021 included herein are preliminary and are therefore subject to change.
Full Year 2021 Financial Information
The Company currently anticipates it will require additional time to finalize its financial statements for the year ended December 31, 2021. Accordingly, the Company currently anticipates it will be unable to file timely its Annual Report on Form 10-K for the year ended December 31, 2021 and that it will file a Form 12b-25 on March 1, 2022.

Full Year 2022 Financial Guidance (GAAP)
The Company expects to achieve the following financial objectives in 2022:

Amount ($ in millions)
Total revenues (1)	$640 - $680
Combined R&D and SG&A expenses	$460 - $490
Operating earnings (2)	$20 - $40
Effective tax rate	25% - 28%
___________________________________________
(1) Includes net product sales and royalty revenue.
(2) Includes amortization of intangible assets and contingent consideration expense (gain).
Full Year 2022 Financial Guidance — GAAP to Non-GAAP Adjustments
An itemized reconciliation between projected operating earnings on a GAAP basis and projected operating earnings on a non-GAAP basis is as follows:

Amount ($ in millions)
Operating earnings - GAAP	$20 - $40
Adjustments:
Amortization of intangible assets	$80 - $85
Share-based compensation	$20 - $25
Contingent consideration	$8 - $12
Depreciation	$2 - $3
Operating earnings - non-GAAP	$130 - $165
Non-GAAP Outlook
In providing an outlook for non-GAAP operating earnings, we exclude certain items which are otherwise included in determining the comparable GAAP financial measures. In order to inform our outlook measures of non-GAAP operating earnings, a description of the 2022 adjustments which have been applicable in determining non-GAAP operating earnings for the period are reflected in the tables above. In providing an outlook for non-GAAP operating earnings, we adjust for non-cash share-based compensation expense, depreciation and amortization, and accretion of contingent consideration. We are providing such outlook on a non-GAAP basis because we believe it is useful supplemental information to investors and others in understanding and evaluating operating results and trends in our business that could otherwise be masked by the effect of the expenses that we exclude.
We use the outlook measure of non-GAAP operating earnings to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes and to evaluate our financial performance and the ability to generate cash from operations. We believe the outlook measure of non-GAAP operating earnings allows for meaningful period-to-period comparisons and analysis of trends in our business, as they exclude expenses that are not reflective of ongoing operating results.
There are limitations associated with the use of the non-GAAP financial measure. The Company's method for calculating the non-GAAP financial measure may differ from those used by other companies, and therefore comparability may be limited. We mitigate the limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. The non-GAAP financial measure should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Investors are encouraged to review the reconciliation.

Conference Call Details
Supernus will host a conference call and webcast today, February 28, 2022, at 4:30 p.m. Eastern Time to discuss these results.
Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	9659395
Conference Call Name:	Supernus Pharmaceuticals Preliminary Fourth Quarter and Full Year 2021 Financial Results Conference Call
Following the live call, a replay will be available on the Company's website, www.supernus.com, under “Investor Relations”.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in PD, cervical dystonia, chronic sialorrhea, dyskinesia in PD patients receiving levodopa-based therapy, and drug-induced extrapyramidal reactions in adult patients. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in PD, epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to commercialize its products including Qelbree; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates including SPN-830; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; the Company’s ability to increase the number of prescriptions written for each of its products and the products of Adamas; the Company’s ability to increase its net revenue from its products and the products of Adamas; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
ICR Westwicke
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com